EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

Dated as of June 20, 2006

by and among

TECKN-O-LASER GLOBAL COMPANY

and

TECKNOLASER USA, INC., as Sellers

and

TURBON INTERNATIONAL, INC., as Buyer

TABLE OF CONTENTS

Page

SECTION 1. CERTAIN DEFINITIONS	1
SECTION 2. SALE AND PURCHASE OF THE ACQUIRED ASSETS	6
2.1 Agreement to Sell and Purchase	6
2.2 Purchase Price	6
2.3 Assumption of Liabilities	8
2.4 Accounts Receivable/Accounts Payable	8
2.5 Allocation of Purchase Price	9
SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER	9
3.1 Organization and Existence	9
3.2 Authorization; Absence of Conflicting Agreements	9
3.3 Title to Acquired Assets; Liens and Encumbrances	10
3.4 Assumed Contracts	10
3.5 Legal Proceedings	10
3.6 Orders, Decrees, Etc	10
3.7 Compliance With Laws; Permits and Licenses	10
3.8 Governmental Approvals	11
3.9 Reserved	11
3.10 Absence of Certain Changes	11
3.11 Inventory	11
3.12 No Errors or Omissions	11
3.13 All Necessary Assets	12
3.14 Property	12
3.15 INTENTIONALLY OMITTED	12
3.16 Tax Matters	12
3.17 Acquired Resellers	12
3.18 Disclosure	13
SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER	13
4.1 Organization and Existence	13
4.2 Authorization	13
4.3 Absence of Conflicting Agreements	13
4.4 Legal Proceedings	14

SECTION 5. COVENANTS	14
5.1 Non-Assignable Contracts	14
5.2 Public Announcements	14
5.3 Confidentiality	14
5.4 Bulk Sales Law	15
5.5 Post Closing Maintenance of Information Systems	15
5.6 Taxes, Fees and Disbursements	15
5.8 Further Assurances	16
5.9 Noncompetition	16
5.10 Delivery of Inventory	17
SECTION 6. CLOSING CONDITIONS AND DELIVERIES	17
6.1 Deliveries by Seller	17
6.2 Deliveries by Buyer	18
6.3 Conditions of Sellers’ Obligations to Close	19
6.4 Conditions of Buyer’s Obligations to Close	19
SECTION 7. INDEMNIFICATION	19
7.1 Indemnification by Sellers	19
7.2 Indemnification by Buyer	20
7.3 Procedures for Indemnification	20
7.4 Tax Effect of Indemnification Payments	21
7.5 Adsero Guaranty of Seller’s Indemnification Obligation	21
SECTION 8. SURVIVAL OF REPRESENTATIONS; REMEDIES; TERMINATION	21
8.1 Survival of Representations	21
8.2 Remedies	21
8.3 Termination	21
SECTION 9. NO BROKER	22
SECTION 10. NOTICE	22
SECTION 11. MISCELLANEOUS	23
11.1 Entire Agreement	23
11.2 Governing Law	23
11.3 Benefit of Parties; Assignment	23
11.4 Illegality	24
11.5 Waivers and Amendments	24
11.6 Pronouns	24
11.7 Headings	24

ii

EXHIBIT A	Form of Bill of Sale and Assumption of Liabilities Agreement
EXHIBIT B	Form of Assignment and Assumption of Contracts Agreement
EXHIBIT C	Form of Supply Agreement
EXHIBIT D	Form of Trademark License Agreement
SCHEDULE 1.1(a)	Tangible Property (to be attached at Closing)
SCHEDULE 2.2(b)	Valuation Methods
SCHEDULE 2.4(a)	Schedule of Accounts Receivable (to be attached at Closing)
SCHEDULE 2.4(b)	Schedule of Accounts Payable (to be attached at Closing)
SCHEDULE 3.2	Consents
SCHEDULE 3.4	Assumed Contracts
SCHEDULE 3.7	Compliance with Law; Permits and Licenses
SCHEDULE 3.11	Inventory (to be attached at Closing)
SCHEDULE 3.16	Tax Matters
SCHEDULE 3.17(a)	List of Acquired Resellers
SCHEDULE 3.17(b)	Revenues from Acquired Resellers (to be attached at Closing)

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of June 20, 2006, is made and entered into by and among Turbon International, Inc., a corporation organized pursuant to the laws of State of Pennsylvania (“Buyer”), on the one hand, and Teckn-O-Laser Global Company, an unlimited liability corporation organized pursuant to the laws of Nova Scotia, Canada (“TOL Global”), and Tecknolaser USA, Inc., a Delaware corporation (“TOL USA”), on the other hand (each a “Seller” and collectively, the “Sellers”).

WITNESSETH:

WHEREAS, each Seller is engaged in the manufacture of laser cartridges and other related imaging consumables (the “Products”) which it sells to original equipment manufacturers (OEMs), contract manufacturing customers, dealers, resellers, remanufacturers, wholesalers, buying groups, dealer networks and retailers (collectively, “Resellers”) and to end-user customers (collectively “Sellers’ Business”);

WHEREAS, Sellers desires to sell to Buyer, and Buyer desires to purchase (or otherwise acquire from Sellers by license) certain assets of Sellers used or useful in the operation of the segment of Sellers’ Business (such segment is hereinafter referred to as the “Designated Business”) that sells and distributes the Products to those Resellers listed on Schedule 3.18 hereto (the “Acquired Resellers”); and

WHEREAS, simultaneously with the closing of the purchase and sale of assets identified herein, Buyer and TOL Global intend to enter into a Supply Agreement in substantially the form attached hereto as Exhibit C (the “Supply Agreement”) pursuant to which TOL Global shall purchase from Buyer (and Buyer shall supply to TOL Global) certain Products for sale to certain of TOL Global’s customers.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1. Certain Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Accounts Payable” means the current accounts payable of any Seller arising out of the operation of the Designated Business prior to the Closing Date.

“Accounts Receivable” means any and all accounts and notes receivable of any Seller arising out of the operation of the Designated Business prior to the Closing Date.

“Acquired Assets” means such of the following as the same shall exist as of the Closing Date: Tangible Property; Inventory and Assumed Contracts.

“Actions” mean any claims, actions, suits, proceedings and investigations, whether before any court, arbitrator, arbitration panel or Governmental Authority.

“Acquired Resellers” has the meaning set forth in the second recital hereof

“Adsero” means Adsero Corporation, a Delaware corporation and the beneficial holder of 100% of the outstanding capital stock of each Seller.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person.

“Ancillary Agreements” has the meaning set forth in Section 3.2 hereof.

“A/R Line” means that certain line of credit in the original principal amount of US $2.8 million (of which each Seller is a guarantor) extended by Buyer to Adsero pursuant to a loan agreement, dated November 4, 2005, by and between Adsero, as borrower, and Buyer, as lender.

“Assignment and Assumption Agreement” has the meaning set forth in Section 6.1(b) hereof.

“Assumed Contracts” means all of any Seller’s rights in, to and under all contracts, agreements, indentures, licenses, commitments, plans, arrangements and orders of every kind, whether written or oral, relating to the operation of the Designated Business to the extent transferable, which are set forth on Schedule 3.4 (which may include obligations in respect of customer deposits, open customer purchase orders, quotations and contracts, and open orders to vendors).

“Assumed Liabilities” mean all Liabilities arising from and after the Closing Date under all Assumed Contracts and excluding all Excluded Liabilities.

“Bill of Sale” has the meaning set forth in Section 6.1(a) hereof.

“Business Employees” means the officers, employees, agents and consultants of any Seller employed immediately prior to the Closing Date primarily in connection with the Designated Business.

“Closing” means the closing of the transactions contemplated hereby concurrent with the execution of this Agreement, which shall take place on the Closing Date at the offices of Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, 10th Floor, New York, New York 10022 on the Closing Date at 10:00 A.M., or at such other time or place as the parties may agree upon in writing and shall be effective as of the close of business on the Closing Date.

“Closing Date” means July 7, 2006, or such other date as the parties may agree upon in writing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Damages” mean losses, Liabilities, costs, damages, claims and expenses (including reasonable attorneys’ fees and disbursements).

“Designated Business” has the meaning set forth in the second recital hereof.

“Excluded Assets” means EXCEPT FOR such of the following as shall constitute Acquired Assets, all of the assets owned by any Seller which are used in or relating to the Designated Business, including without limitation (i) cash and cash equivalents of the Designated Business or any Seller, on hand or on deposit as of the Closing Date, (ii) bank accounts of the Designated Business or Seller, (iii) any interest in any insurance policies covering Seller or Seller’s assets, business (including the Designated Business), employees or operations, including, without limitation, the Retained Insured Liabilities, (iv) Tax refunds and credits and any deferred Tax benefits or similar assets and all credit balances of or inuring to Seller under any state or provincial unemployment compensation plan or fund, (v) prepaid assets which do not relate to the Acquired Assets or Assumed Liabilities and which relate to Excluded Assets or Excluded Liabilities, (vi) all claims, causes of action and rights of recovery or set-off relating to any of the Excluded Assets or the Excluded Liabilities, (vii) the company seal, articles of organization, minute books, membership books, Tax Returns and tax records of any Seller (viii) the rights of Seller under this Agreement and the Ancillary Agreements, (ix) any contracts or agreements of any Seller which are not Assumed Contracts, (x) all trademarks, service marks, trade names, logos or similar names containing or depicting the name “Teckn-O-Laser” or derivations thereof and all other Intellectual Property of any Seller, (xi) all Accounts Receivable (xiii) any Plans (and all assets, rights claims and defenses thereunder); (xiv) all Real Property and (xv) any Tangible Property that any Seller possesses or uses subject to a leasing arrangement.

“Excluded Liabilities” means any and all Liabilities of any Seller which are not Assumed Liabilities, including without limitation, Liabilities of any Seller relating to (i) Taxes of any Seller, (ii) the Retained Insured Liabilities, (iii) claims by any third-party Person arising out of the operation of the Designated Business as conducted by any Seller prior to the Closing Date, (iv) any contracts, agreements, indentures, licenses, leases, commitments, plans, arrangements and orders of every kind, whether written or oral, relating to the operation of the Designated Business which are not Assumed Contracts, (v) Warranties, (vi) product liability arising out of occurrences whether before, on or after the Closing relating to products sold or delivered prior to the Closing, (vii) acts relating to the Business Employees prior to Closing, (viii) returns of products sold on or prior to the Closing, (ix) any assets of any Seller which are Excluded Assets, (x) any debt, claim, obligation, or other liability of any Seller relating to the Business Employees or any other employees or former employees of any Seller and arising from or relating to events that occurred on or prior to the Closing Date and regardless of whether such debt, claim, obligation, or other liability is matured or unmatured, contingent or fixed, known or unknown, (xi) any contracts, compensation, benefits or other amounts paid or payable, or any other commitments of any Seller to or in respect of the Business Employees or any other employees or former employees, whether written or oral, express or implied, including, but not limited to, all stock option plans, Plans, and other employee benefit plans, programs and arrangements (and all assets, rights, claims and defenses thereunder), (xii) all Liabilities arising out of violations of environmental Laws that occurred at any Sellers’ Facilities; (xiii) Accounts Payable and (xiv) all Liabilities under any leases for excluded Tangible Property or other Excluded Assets.

“Governmental Authority” means any agency, instrumentality, department, commission, court, tribunal or board of any government, whether foreign or domestic and whether Federal, state, or local.

The words “herein,” “hereof,” “hereto” and “hereunder,” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

“Intellectual Property” has the meaning set forth in Section 3.14(b) hereof.

“Inventory” means, with respect to the Products, all inventories of raw materials, work-in-process, finished goods, products under research and development, demonstration equipment, office and other supplies, parts, packaging materials and other accessories related thereto which are held at, or are in transit from or to, any Sellers’ Facilities, or located at customers’ premises on consignment, in each case, which are used or held for use by any Seller in the conduct of the Designated Business, including any of the foregoing purchased subject to any conditional sales or title retention agreement in favor of any other Person, together with all rights of any Seller against suppliers of such inventories.

“Laws” mean laws, rules, regulations, codes, orders, ordinances, judgments, injunctions and decrees.

“Liabilities” mean, with respect to any Person, (i) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, (ii) any right against such Person to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and (iii) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise).

“Licensed Rights” means the rights licensed pursuant to the Trademark License Agreement.

“Lien” means any security interest, lien, hypothec, mortgage, claim, charge, pledge, restriction, equitable interest or encumbrance of any nature other than Liens securing Taxes not yet due and payable, assessments, governmental charges or levies, all of which are not yet due and payable.

“Marks” has the meaning set forth in the form of Trademark License Agreement attached hereto as Exhibit D.

“Material Adverse Effect” means, with respect to any Person, a material adverse impact or effect on the business, operations, assets, Liabilities, or condition (financial or otherwise) of such Person.

“Permits” has the meaning set forth in Section 3.7(b) hereof.

“Permitted Encumbrances” means (i) Liens for current taxes or assessments not yet delinquent; (ii) encumbrances which do not individually or in the aggregate materially detract from the value, or impair the use, of the Acquired Assets or have a Material Adverse Effect on the Designated Business; (iii) inchoate mechanics and materialmen’s liens or prior claims for construction in progress; and (iv) liens or prior claims of warehousemen and carriers arising in the ordinary course of the Designated Business.

“Person” means any natural person, corporation, business trust, joint venture, association, company, firm, partnership, or other entity or government or Governmental Authority.

“Plans” means any the following with respect to any Seller or its employees: employee benefit plan, or any other agreement, program or arrangement (including without limitation, any accrued vacation days, sick days, personal days or leave) arising out of the employment or the termination of any employee, former employee, retiree or sales personnel, whether written or oral, tax-qualified under the Code or non-qualified, whether or not covered by the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder, whether or not such plan has been terminated and whether or not such plan is of a legally binding nature or in the form of an informal understanding.

“Products” has the meaning set forth in the first recital hereof.

“Purchase Price” has the meaning set forth in Section 2.2 hereof.

“Real Property” means any Seller’s real property interests, including leasehold interests and improvements thereon) used in the operation of the Designated Business.

“Retained Insured Liabilities” mean those Liabilities of any Seller in the nature of (i) product, automobile and workers’ compensation liability and (ii) other general (but excluding contractual) liability insured against by any Seller based on or arising out of occurrences on or before the Closing Date and, in the case of product liability, relating to, parts and products sold and delivered on or before the Closing Date based on or arising out of occurrences on, before or after the Closing Date.

“Sellers’ Business” has the meaning set forth in the first recital hereof.

“Sellers’ Facilities” means the real property locations where Sellers’ Business is conducted.

“Survival Period” has the meaning set forth in Section 8.1 hereof.

“Supply Agreement” has the meaning set forth in the third recital hereof.

“Tangible Property” means all machinery, equipment, supplies, furniture and other personal property or equipment used in the Designated Business, including without limitation, the items list on Schedule 1.1(a) hereto, but excluding Tangible Property that any Seller possesses or uses subject to a leasing arrangement.

“Taxes” means all Federal, state, county, local, foreign and other taxes of any kind whatsoever (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, license, stamp, environmental, withholding, employment, unemployment compensation, payroll related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with contesting any proposed adjustment related to any of the foregoing.

“Tax Return” means any return, information report or filing with respect to Taxes, including any schedules attached thereto and including any amendment thereof.

“Term Loan” means that certain term loan facility in the original principal amount of US $2.8 million (of which each Seller is a guarantor) extended by Buyer to Adsero pursuant to a loan agreement, dated November 4, 2005, by and between Adsero, as borrower, and Buyer, as lender.

“Trademark License Agreement” means that certain Trademark License Agreement substantially in the form of Exhibit D hereto, to be entered into on the Closing Date between Buyer and TOL Global (or its applicable subsidiaries), pursuant to which Buyer shall license from TOL Global (or its applicable subsidiaries) certain rights in and to the name “Teckn-O-Laser” in connection with the sale of Products.

“Warranties” mean those obligations of any Seller, other than Retained Insured Liabilities, based upon, or arising from, warranties, whether of material, design, workmanship and/or fitness for use, covering parts or products manufactured and sold by any Seller on or before the Closing Date.

SECTION 2. Sale and Purchase of the Acquired Assets.

2.1 Agreement to Sell and Purchase. Subject to the terms, agreements, warranties, representations and conditions of this Agreement, each Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer on the Closing Date, and Buyer hereby agrees to purchase and accept on the Closing Date, all of such Seller’s rights, title and interest in and to the Acquired Assets.

2.2 Purchase Price. (a) Subject to the adjustment provided in Section 2.2(c) below, as consideration for the Acquired Assets and the Licensed Rights, Buyer shall pay Sellers an amount equal to the Fair Value of the Inventory and Tangible Property as of the Closing Date plus $1,000,000 which will be allocated to the customer list of Acquired Resellers (collectively, the “Purchase Price”). The Purchase Price shall be paid as follows:

(i) the Purchase Price less the outstanding balance due to Buyer under the A/R Line as of the Closing Date shall be paid by wire transfer of immediately available funds to an account designated by the Sellers prior to the Closing by notice in writing to Buyer, and

(ii) the outstanding balance due from Buyer under the A/R Line as of the Closing Date shall be deemed paid in full.

(b)          Determination of Purchase Price. The parties hereto acknowledge that Buyer has agreed to pay the Purchase Price amount set forth in Section 2.2(a) based, in part, upon its determination of a Fair Value of the Inventory and Tangible Property (as defined below) as of the Closing.

(i)          For the purposes hereof, “Fair Value of the Inventory and Tangible Property” shall mean the aggregate fair value attributed to the Inventory and Tangible Property by Buyer using valuation methods described on Schedule 2.2(b) attached hereto.

(ii)        Following the execution of this Agreement and until the Closing Date, Sellers shall permit Buyer and its officers and representatives to have reasonable access, during normal business hours, to the Acquired Assets and the books and records of each Seller relating thereto for the purposes of Buyer’s determination and verification of the Fair Value of the Inventory and Tangible Property. An estimate of Buyer’s determination of the Fair Value of the Inventory and Tangible Property shall be delivered by Buyer to Sellers at least one (1) but not more than three business days prior to the Closing Date. The parties shall negotiate in good faith any objection which any Seller may have with Buyer’s determination provided that if not otherwise resolved, Buyer and any Seller shall each have the right to terminate this Agreement on twenty-four (24) hours prior written notice.

(c)          Post-Closing Purchase Price Adjustment. The Purchase Price shall be adjusted as provided in this Section 2.2(c). Within sixty (60) days after the first anniversary of the Closing Date, Buyer shall calculate the Period Revenue (as defined below) and shall promptly submit such calculation to Sellers.

(i)          In the event that Period Revenue equals or exceeds the product of 92.5% multiplied by Base Line Revenue (as defined below) but is less than or equal to the product of 107.5% multiplied by Base Line Revenue, no Purchase Price adjustment shall be made pursuant to this Section 2.2(c).

(ii)        In the event that Period Revenue is less than the product of 92.5% multiplied by Base Line Revenue, the Purchase Price shall be adjusted downward by an amount equal to the product of 10% multiplied by the difference between Base Line Revenue and Period Revenue. In no event shall the amount of the Purchase Price adjustment pursuant to this clause exceed $500,000. The amount of any such adjustment to the Purchase Price shall be promptly paid by Sellers to Buyer by wire transfer of immediately available funds to an account designated by Buyer in writing to either Seller.

(iii)       In the event that Period Revenue is greater than the product of 107.5% multiplied by Base Line Revenue, the Purchase Price shall be adjusted upward by an amount equal to the product of 10% multiplied by the difference between Period Revenue and Base Line Revenue. In no event shall the amount of the Purchase Price adjustment pursuant to this clause exceed $500,000. The amount of any such adjustment to the Purchase Price shall be paid by way of a set-off against the then-outstanding balance due to Buyer under the Term Loan.

If no amounts are then-outstanding under the Term Loan, Buyer shall promptly pay to either Seller the amount of the adjustment by wire transfer of immediately available funds to an account designated by the Sellers in writing to Buyer.

(iv) “Period Revenue” shall mean net revenue attributable to the Acquired Assets calculated in accordance with GAAP consistently applied for the twelve month period immediately following the Closing Date. For the purposes of determining Period Revenue, all net revenue attributable to the Acquired Resellers during the measuring period shall be counted, notwithstanding the fact that Buyer may have had an existing supply relationship with any such Acquired Resellers. “Base Line Revenue” shall equal US $15,000,000.

(v)        In the event that any Seller disagrees with the amount of any Purchase Price adjustment determined by Buyer pursuant to this Section 2.2(c), the parties shall negotiate in good faith a resolution of any such disagreement. If the parties are unable to resolve such disagreement within ten (10) days after commencement of such negotiations, then the disagreement shall be submitted to an independent public accounting firm (that no party has retained for the provision of services during the preceding three years) for purposes of determining the amount of the Purchase Price adjustment.

(d)          Sellers covenant and agree with Buyer to use a portion of the gross proceeds of this transaction to pay not less than twenty-five percent (25%) of the outstanding balance of Seller’s debt to Static Control Components, Inc. as of the Closing Date. Sellers acknowledge and agree that Buyer may, on Sellers’ behalf, make such payment directly to Static Control, Inc. at the Closing. Buyer agrees to provide Sellers with reasonable evidence of any such payment.

2.3 Assumption of Liabilities. From and after the Closing Date, pursuant to the terms of the Assignment and Assumption Agreement, each Seller shall assign and Buyer shall assume the Assumed Liabilities.

2.4 Accounts Receivable/Accounts Payable.

(a) Accounts Receivable. It is the intention of the parties that all rights to and the benefit of the Accounts Receivable shall be excluded from the Acquired Assets transferred by Sellers to Buyer. Accordingly, all Accounts Receivable outstanding on the Closing Date shall be retained and collected by each Seller. Payments received from or credited to any customer shall be applied to the specific invoice to which such customer payment or credit relates. Buyer will not influence any customer to pay invoices in any specific order. At Closing, Sellers shall deliver to Buyer a complete statement of each Account Receivable as of the Closing Date which shall be attached hereto at Closing as Schedule 2.4(a). Buyer agrees to use commercially reasonable efforts to effect the purpose and intent of this Section 2.4(a), including, but not limited to, immediately turning over to Sellers any and all such Accounts Receivable which are received or collected by Buyer. Conversely, each Seller agrees to commercially reasonable efforts to effect the purpose and intent of this Section 2.4(a), including, but not limited to, immediately turning over to Buyer any and all accounts receivable arising out of the operation of the Designated Business on or after the Closing Date which are received or collected by any Seller. Without limiting the foregoing, in order to further assist Sellers in collecting payment of its Accounts

Receivable, Buyer shall, at the reasonable request of Sellers, send notification of delinquent payment to any Acquired Reseller then-served by Buyer. Buyer may, in its sole discretion, elect to suspend shipment to any such Acquired Reseller until such delinquent payment is made.

(b) Accounts Payable. It is the intention of the parties that all Liabilities under Accounts Payable, shall be excluded from the Assumed Liabilities. Accordingly, all Accounts Payable outstanding as of the Closing Date shall be paid and discharged in the ordinary course and Sellers shall provide evidence of such payment to Buyer. At Closing, Sellers shall deliver to Buyer a complete statement of each Account Payable as of the Closing Date which shall be attached hereto at Closing as Schedule 2.4(b).

2.5 Allocation of Purchase Price. The parties shall negotiate in good faith an allocation of the Purchase Price among the Acquired Assets. Seller and Buyer shall prepare their Federal, state and local income tax returns employing the allocation of the Purchase Price made pursuant to this Section 2.5 and shall not take a position in any tax proceeding, tax audit or otherwise inconsistent with such allocation.

SECTION 3. Representations and Warranties of Sellers. Each Seller, jointly and severally, hereby represents and warrants to, and agrees with, Buyer as follows:

3.1 Organization and Existence. TOL Global is a unlimited liability corporation duly organized and validly existing under the laws of Nova Scotia, Canada, and TOL USA is a Delaware corporation duly organized and validly existing under the laws of Delaware, each with full power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, and is duly qualified or licensed to do business in all jurisdictions where the character of the properties it owns, leases or operates, or the conduct of the Designated Business, requires such qualification or licensing, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Designated Business.

3.2 Authorization; Absence of Conflicting Agreements. The execution and delivery of this Agreement and all other agreements to be executed and delivered by any Seller hereunder or in connection herewith, including but limited to the Bill of Sale, and the Assignment and Assumption Agreement, the Trademark License Agreement and the Supply Agreement (collectively, the “Ancillary Agreements”) and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all requisite action of Sellers, including all approvals, authorizations and ratifications necessary to authorize the execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements constitute the valid and binding obligation of Sellers enforceable against it in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and the application of principles of equity, including, without limitation the principle that equitable remedies, such as the remedy of specific performance, are subject to the discretion of the court before which any proceeding therefor may be brought. Except as set forth on Schedule 3.2 hereto, no consent of any lender, trustee, securityholder of any Seller, or other Person is required for any Seller to enter into and deliver this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, nor shall such execution, delivery and performance of this Agreement or the Ancillary Agreements conflict with, result in the breach of, constitute a material default under or result in the creation of any material Lien upon the Acquired Assets, under the Certificate and/or Articles of Incorporation or By-Laws of any Seller, material Assumed Contract, mortgage or other contract or instrument to which any Seller is a party or by which Seller is bound or which affects any of its properties, or, to any Seller’s knowledge, any Law, contract, agreement, lease, mortgage or other instrument to which any Seller is a party or by which any Seller is bound or which affects any of its properties.

3.3 Title to Acquired Assets; Liens and Encumbrances. Sellers have good and marketable title to all of the Acquired Assets. None of the Acquired Assets is subject to any Lien, except for Liens which shall be discharged or removed by Sellers prior to or at Closing and Permitted Encumbrances.

3.4 Assumed Contracts. Set forth on Schedule 3.4 hereto is a true and complete list of all the Assumed Contracts. Except as set forth on Schedule 3.4, no Assumed Contract listed therein requires the consent of any other Person by reason of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. To each Seller’s knowledge, all of the Assumed Contracts are in full force and effect and no Seller is in default in any material respect under any Assumed Contract.

3.5 Legal Proceedings. Except as set forth in SEC Reports (as hereinafter defined), there are no Actions pending or, to each Seller’s knowledge, threatened against any Seller and which could reasonably be expected to have a Material Adverse Effect on any of the Designated Business, the Acquired Assets, the Assumed Liabilities or financial condition of any Seller, taken as a whole, or the ability of any Seller to consummate the transactions contemplated hereby.

3.6 Orders, Decrees, Etc. To each Seller’s knowledge, there are no orders, decrees, injunctions, rulings, decisions, directives, consents or pronouncements of any court or any Governmental Authority issued against, or binding on, any Seller which do or may specifically and directly affect, limit or control, in any material respect, the Acquired Assets or any Seller’s method or manner of conducting the Designated Business and in respect of which any Seller is in material violation.

3.7 Compliance With Laws; Permits and Licenses. (a) The Designated Business has been conducted by each Seller in compliance in all material respects with all applicable Laws except for such non-compliance that either individually or in the aggregate would not have a Material Adverse Effect on the Designated Business. No investigation, review, inquiry or request for information by any Governmental Authority with respect to any Seller or any of its officers, directors or employees in their capacities as such is pending or threatened, nor has any Governmental Authority indicated to any Seller, in writing, an intention to conduct the same.

(b) Each Seller presently holds, and to the extent permitted to do so thereunder, will transfer to Buyer on the Closing Date, all its rights in, to and under the licenses and permits which are necessary for or material to the use, occupancy or operation of the Acquired Assets or the conduct of the Designated Business as it is presently conducted to the extent transferable (the “Permits”); and no written notice of violation of any applicable zoning regulation, ordinance or other similar Law with respect to the Acquired Assets or its business has been received. All Permits are listed on Schedule 3.7.

3.8 Governmental Approvals. No governmental authorization, approval, order, license, permit, franchise or consent and no registration, declaration or filing, by any Seller is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.9 Reserved.

3.10 Absence of Certain Changes. Except as disclosed in a report filed by Adsero pursuant to the Securities Exchange Act of 1934 (the “SEC Reports”), since December 31, 2005 (a) the Designated Business has been conducted in the ordinary course on a basis consistent with past practice; (b) there has not been any material adverse change in the assets, liabilities or the results of operations of the Designated Business; (c) no Seller has amended or terminated any agreement which is material to the Designated Business; (d) no Seller has materially reduced the price of any of its products generally; (e) there has not been any damage, destruction or loss, whether or not covered by insurance, which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Designated Business or Acquired Assets; (f) there has not been any other event or condition of any character that, either individually or in the aggregate, has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Designated Business or Acquired Assets; (g) no Seller has sold, assigned, leased, licensed or transferred or encumbered any of its tangible or intangible assets; (h) no Seller has suffered any impairment or write-down of the goodwill associated with the Designated Business; or (i) no Seller has made any change in any method of accounting or accounting practice; or (j) no Seller has agreed, orally or in writing, to do any of the foregoing.

3.11 Inventory. Schedule 3.11 shall list the Inventory as of the Closing Date. All Inventory has been acquired in the ordinary and usual course of business. All Inventory consists of items of a quantity and quality historically useable or saleable in the ordinary course of the Designated Business. The Inventory has been valued at cost, less provisions for obsolescence, and all damaged or otherwise unmerchantable Inventory has been written down to realizable market value or adequate reserves have been provided therefor, all in a manner consistently used and applied and consistent with past practice. All Inventory relating to the Designated Business, other than that written down in accordance with the preceding sentence, is usable and saleable in the ordinary and usual course of business excluding an allowance of 3% of the value of such Inventory determined in accordance with Schedule 2.2(b).

3.12 No Errors or Omissions. No Seller has incurred, and no Seller has received any written notice of any claims (and has no knowledge of any threats) alleging, any liability, damage, loss, cost or expense (“3.12 Liability”) as a result of any defect or other deficiency (whether of content, design, materials, workmanship, labeling, instructions or otherwise) with respect to any product of the Designated Business, whether such 3.12 Liability is incurred by reason of any express or implied warranty (including without limitation any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), or any statutory provision or otherwise and irrespective of whether such 3.12 Liability has been assumed by Buyer or is covered by insurance.

3.13 All Necessary Assets. Upon the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, except for those items constituting the Excluded Assets, Buyer will own, license or have access to all rights, properties, trademarks, trade names, customer and subscriber lists, and other assets necessary for the continued operation of the Designated Business substantially in the same manner as the Designated Business has been conducted through the date hereof. Seller is transferring to Buyer all rights and privileges currently enjoyed by any Seller in and to the Acquired Assets.

3.14 Property.

(a)          Condition of Assets. All of the Tangible Property is in good condition, free of material defects or obsolescence.

(b)          Intellectual Property. Sellers (or any one of them or their subsidiaries) are the owner(s) of all right, title, and interest in and to each of the Marks. No claim of infringing or misappropriating of Intellectual Property has been made against any Seller and to the best knowledge, information and belief of any Seller, no Seller is infringing or misappropriating any Intellectual Property of any Person. Without limiting the foregoing, to the best knowledge, information and belief of each Seller, no such claim is pending or threatened. “Intellectual Property” means all rights of any Seller in, to, or under any patent, trademark, service mark, trade name or copyright (or registrations or applications therefor) and all other intellectual property rights, patent disclosures, inventions, know-how, confidential business information, computer software, data and documents, trade secrets, processes and formulae of Seller which are used primarily in connection with the Designated Business, including without limitation, the Marks.

3.15 Intentionally Omitted.

3.16 Tax Matters. Each Seller (with respect to the Designated Business) has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws. No federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of any Seller (with respect to the Designated Business). A list of all audits, examinations or investigations commenced or completed with respect to Seller (with respect to the Designated Business) with respect to any taxable periods ending after 2002 is set forth on Schedule 3.16 attached hereto.

3.17 Acquired Resellers. Schedule 3.17(a) hereto includes a list of all Acquired Resellers. Schedule 3.17(b) shall list the aggregate dollar amount of net revenue received by Seller from each such Acquired Reseller during the twelve months ended June 30, 2006. To Seller’s knowledge, no Acquired Reseller has advised any Seller orally or in writing that it is (x) terminating or considering terminating the handling of its business by any Seller as a whole or in any substantial part or (y) planning to reduce its future spending with any Seller in any material manner.

3.18 Disclosure. None of this Agreement, the Ancillary Agreements or any Schedule hereto or thereto contains any untrue statement of a material fact, or omits any statement of a material fact required to be stated or necessary in order to make the statements contained herein or therein not misleading in any material respect. There is no fact known to any Seller, which could reasonably be expected to have a Material Adverse Effect on any of the Designated Business, the Acquired Assets or the Assumed Liabilities that has not been set forth in this Agreement or in the certificates, documents or statements in writing furnished in connection with the transactions contemplated by this Agreement.

The term “knowledge” as used in the foregoing Seller representations and warranties shall mean actual knowledge, without any duty of independent inquiry.

SECTION 4. Representations and Warranties of Buyer. Buyer represents and warrants to, and agrees with, Sellers as follows:

4.1 Organization and Existence. Buyer is a corporation duly organized and validly existing under the laws of Pennsylvania, has full power and authority to own, lease and operate its properties and assets and to conduct the business as now being conducted.

4.2 Authorization. The execution and delivery of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby have been duly authorized by all requisite corporate action of Buyer, including all stockholder approvals, authorizations and ratifications, necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements constitute the binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to creditors’ rights generally and the application of principles of equity, including without limitation the principle that equitable remedies, such as the remedy of specific performance, are subject to the discretion of the court before which any proceeding therefor may be brought. No consents of any lender, trustee or securityholder of Buyer or other Person is required for Buyer to enter into and deliver this Agreement, the Ancillary Agreements and to consummate the transactions contemplated hereby or thereby.

4.3 Absence of Conflicting Agreements. Except as set forth on Schedule 4.3 hereto, no consent of any lender, trustee, securityholder of Buyer, or other Person is required for Buyer to enter into and deliver this Agreement, the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby, nor shall such execution, delivery and performance of this Agreement or the Ancillary Agreements conflict with, result in the breach of, constitute a material default under the Articles of Incorporation or By-Laws of Buyer or any Law, contract, agreement, lease, mortgage or other instrument to which Buyer is a party or by which Buyer is bound or which affects any of its properties.

4.4 Legal Proceedings. There is no action, suit, proceeding or investigation at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of Buyer threatened, against Buyer which would have a Material Adverse Affect on the business or financial condition of Buyer, taken as a whole, or the ability of Buyer to consummate the transactions contemplated hereby.

SECTION 5. Covenants.

5.1 Non-Assignable Contracts. To the extent that the assignment of or the agreement to assign any Assumed Contract to Buyer hereunder would constitute a breach of that Assumed Contract unless the consent, approval or waiver of another party thereto has been obtained, this Agreement shall not constitute any such assignment or agreement to assign unless and until such consent or waiver is obtained. Each Seller agrees to use its commercially reasonable efforts to obtain, after the Closing Date, all such consents, approvals and waivers. To the extent that any consent, approval or waiver required for the assignment of any Assumed Contract cannot be obtained by any Seller either prior to or after the Closing Date, then Seller shall use its commercially reasonable efforts to: (i) provide to Buyer the financial and business benefits of any such Assumed Contract and (ii) enforce, at the request of Buyer, for the account of Buyer, any rights of Seller arising from any such Assumed Contract (including, without limitation, the right to elect to terminate in accordance with the terms thereof upon the advice of Buyer).

5.2 Public Announcements. Sellers, on the one hand, and Buyer, on the other hand, shall consult with each other before issuing any press releases or otherwise making any written public statements with respect to this Agreement or the transactions contemplated hereby and any press release or any written public statement shall be subject to mutual agreement of the parties. If Adsero determines that it is required to file a Current Report on Form 8-K or another SEC Report in connection with the execution of this Agreement and the consummation of the transactions contemplated herein, nothing in this Section 5.2 shall not prevent Adsero from making such filing; provided, however, that, prior to any such filing, the Sellers shall cause Adsero to give Buyer’s counsel a reasonable opportunity to review and provide comments on such Form 8-K or other SEC Report and, if requested by Buyer’s counsel, Sellers shall make a request for confidential treatment with respect to all product prices, billing/payment terms, customers names and addresses and revenues derived from such customers that is set forth in this Agreement, on any Schedule or Exhibit hereto or on any schedule to any Exhibit executed at Closing.

5.3 Confidentiality. Except as necessary for the consummation of the transactions contemplated hereby, each party hereto shall keep confidential any information which is obtained from the other party in connection with the transactions contemplated hereby, except to the extent that such materials or information are or become readily available to the public, have been obtained from independent sources, were known by the disclosing party on a non-confidential basis prior to disclosure to such party or are required to be disclosed in public filings (subject to Sellers’ obligations in Section 5.2 above) or otherwise by applicable law; provided, however, that prior notice of the disclosing party’s intention to disclose such confidential information shall be given to the other party hereto. Notwithstanding anything to the contrary contained in Section 5.2 or 5.3 hereof, neither Buyer nor its parent entity shall be prohibited from disclosing the existence of this Agreement and the basic terms hereof to the shareholders of such parent entity at a meeting of shareholders scheduled to be held on June 22, 2006.

5.4 Bulk Sales Law. Buyer, on the one hand, and Sellers, on the other hand, hereby waive compliance with the provisions of any bulk sales or other similar laws, if applicable.

5.5 Post-Closing Maintenance of Information Systems.. For such period as Buyer may reasonably deem necessary, not to exceed ninety (90) days following the Closing Date, each Seller shall continue to maintain all financial, accounting and customer information systems relating to the Acquired Assets, including without limitation, the Acquired Resellers. During such period, each Seller shall permit Buyer and its officers and representatives to have reasonable access, during normal business hours, to such information systems.

5.6 Taxes, Fees and Disbursements.

(a) All sales, use, transfer, and purchase taxes and fees, if any, arising out of the transfer of the Acquired Assets pursuant to this Agreement shall be shared equally by Buyer and Seller, and any such payments made by Seller for such taxes and fees imposed on Buyer, shall be taken as reducing the Purchase Price and adjusting the amounts allocated in accordance with Section 2.5 hereof. Buyer and Sellers agree to cooperate with each other to file all necessary documentation (including, without limitation, all Tax Returns) with respect to such amounts in a timely manner. Except as otherwise provided herein, each party hereto shall pay its own expenses, and the fees and disbursements of the counsel, accountants or auditors retained by it in connection with the preparation, delivery and consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, whether or not the Closing shall occur.

(b)	Canada Goods and Services Taxes and Quebec Sales Taxes:

(i)         The Buyer is not registered for goods and services tax (“GST”) nor for Quebec sales tax (“QST”) purposes and is considered to be a non-resident of Canada under the Excise Tax Act (Canada) (“ETA”) and An Act Respecting the Quebec Sales Tax (“QSTA”).

(ii)        The Buyer hereby represents and warrants the following: the Tangible Property is purchased for immediate exportation to the United States as soon as delivered to the Buyer; the Tangible Property is not acquired for consumption, use or supply in Canada; the Tangible Property will not be processed, transformed or altered in Canada; and the Buyer will maintain evidence of the exportation of the Acquired Assets.

(iii)       The supply of Tangible Property is a zero-rated supply for GST and QST purposes, pursuant to section 1 of Part V of Schedule VI of the ETA and section 179 of the QSTA, and no GST or QST should be applied on the Purchase Price of the Tangible Property included in the Acquired Assets.

(iv)       The supply of the Tangible Property to a non-resident of Canada is a zero-rated supply not subject to GST nor QST, pursuant to section 10 of Part V of Schedule VI of the ETA and section 188 of the QSTA, and no GST or QST should be applied on the Purchase Price of the intangible personal property included in the Acquired Assets.

5.7 Further Assurances. Each of Buyer and Sellers agrees that at any time and from time to time after the Closing Date, upon the request of the other, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney and assurances as may be required for the better assigning, transferring, conveying, and confirming to Buyer, or to its successors and permitted assigns, of any or all of the Acquired Assets and the Assumed Liabilities and to carry out the terms and conditions of this Agreement. Without limiting the above, Buyer shall do or cause to be done, on commercially reasonable terms, all things reasonably requested by any Seller to enable Seller to fulfill its continuing obligations with respect to Warranties and Retained Insured Liabilities.

5.8	Noncompetition.

(a) (i) As additional consideration for Buyer’s agreement to purchase the Acquired Assets and pay the Purchase Price, each of the Sellers, Adsero and Yvon Leveille and Alain Lachambre (collectively, the “Restricted Persons”) have agreed to the noncompetition provision set forth in subparagraph (ii) below (the “Seller Restrictive Covenant”). Each Restricted Person represents and admits that the Seller Restrictive Covenant is being entered into in connection with the sale of the Acquired Assets and in the absence of these covenants each Restricted Person understands that the sale would not be consummated by Buyer.

(ii) Except for Seller Permitted Activities, for a period of three (3) years following the Closing Date, no Restricted Person will, directly or indirectly, engage in the manufacture or sale of the Products. Nothing herein shall prohibit any Restricted Person from being a passive owner of (when aggregated with any other Restricted Persons) not more than five percent (5%) of the outstanding stock of any class of securities of a corporation or other entity engaged in such business, which is publicly traded, so long as such Restricted Person has no active participation in the business of such corporation or other entity. “Seller Permitted Activities” shall mean, subject to the terms of the Supply Agreement, the sale of Products to (i) Resellers but excluding the Acquired Resellers, or (ii) any Seller’s customers that are not Resellers.

(b)       If, at the time of enforcement of the Seller Restrictive Covenant, a court shall hold that the duration, scope, area or other restrictions stated herein are unreasonable, the parties agree that reasonable maximum duration, scope, area or other restrictions may be substituted by such court for the stated duration, scope, area or other restrictions and upon substitution by such court, this Agreement shall be automatically modified without further action by the parties hereto.

(c)          Each Restricted Person hereby agrees that damages at law, including, but not limited to, monetary damages, will be an insufficient remedy to Buyer in the event that the restrictive covenants described above are violated and that, in addition to any remedies or rights that may be available to Buyer, all of which other remedies or rights shall be deemed to be cumulative, retained by Buyer and not waived by the enforcement of any remedy available hereunder, including, but not limited to, the right to sue for monetary damages, Buyer shall also be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief, including, but not limited to, a temporary restraining order or temporary, preliminary or permanent injunction, to enforce the restrictive covenant described herein, all of which shall constitute rights and remedies to which Buyer may be entitled.

5.10 Delivery of Inventory On or before the Closing Date, Sellers shall deliver the Inventory to Buyer’s facility in Cinnaminson, New Jersey using a mutually agreeable carrier. Sellers shall bear risk of loss of the Inventory and maintain insurance coverage thereon until delivery to Buyer. Buyer shall promptly reimburse Sellers for one-half the cost of shipping the Inventory to Buyer; provided, however, if Sellers determine that the shipping costs will exceed $10,000, the parties shall consult one another and seek approval of the shipping costs prior to shipment.

SECTION 6. Closing Conditions and Deliveries.

6.1. Deliveries by Sellers. Prior to, or on the Closing Date, as applicable, Sellers shall deliver or cause to be delivered to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

(a)          Bill of Sale. A Bill of Sale and Assumption of Liabilities Agreement, substantially in the form of Exhibit A hereto, duly executed by Sellers (the “Bill of Sale”);

(b)          Assignment Agreement. A duly executed counterpart of an Assignment and Assumption of Contracts Agreement, substantially in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”);

Trademark License Agreement. A duly executed counterpart of the Trademark License Agreement;

Supply Agreement. A duly executed counterpart of the Supply Agreement;

Consents. A copy of each required consent listed on Schedule 3.2;

Secretary’s And Incumbency Certificate. A certificate executed by each Seller’s Secretary (or an Assistant Secretary), dated as of the Closing Date, certifying that the resolutions, as attached to such certificate, were duly adopted by each Seller’s Board of Directors and stockholders, authorizing and approving the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect;

Permits, Contracts, Business Records, Etc. To the extent they are in possession of Seller, copies of all Assumed Contracts, and all files and records used by any Seller in connection with the operation of the Designated Business (other than those relating to the Licensed Rights), which copies shall be available at the Closing or at each Seller’s principal business office;

Good Standing. Certificates of Good Standing of TOL Global issued by the provinces of Nova Scotia and Quebec, Canada, and of TOL USA issued by Delaware, in each case dated within five (5) days of the Closing Date;

Schedules. A schedule of the Accounts Receivable, Accounts Payable and Inventory as of the Closing Date;

Termination of Security Interests. Duly executed UCC-3 Financing Statements or RE forms (Réquisition d’inscription d’une reduction volontaire), as applicable, releasing security interests in the Acquired Assets existing under the Uniform Commercial Code as adopted in any state of the United States or under the Civil Code of Québec, including without limitation, the security interests of Barrington Bank International Limited and National Bank of Canada;

Other. Such other documents and instruments as may be reasonably required to be delivered to Buyer by any Seller in order to effect the transactions contemplated by this Agreement.

6.2 Deliveries by Buyer. Prior to, or on the Closing Date, as applicable, Buyer shall deliver to Sellers the following, in form and substance reasonably satisfactory to Sellers and their counsel:

(a)	Purchase Price. The Purchase Price as provided in Section 2.2 hereof;

Bill of Sale. A duly executed counterpart of the Bill of Sale;

Assumption Agreement. A duly executed counterpart of the Assignment and Assumption Agreement;

Trademark License Agreement. A duly executed counterpart of the Trademark License Agreement;

Supply Agreement. A duly executed counterpart of the Supply Agreement;

Secretary’s and Incumbency Certificate. A certificate of an authorized officer of Buyer, dated as of the Closing Date, certifying that the resolutions, as attached to such certificate, were duly adopted by Buyer’s Board of Directors, authorizing and approving the execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and that such resolutions remain in full force and effect;

Good Standing. A certificate of Good Standing of Buyer issued by the State of Pennsylvania, dated within five (5) days of the Closing Date;

Other. Such other documents and instruments as may be reasonably required to be delivered to Sellers by Buyer in order to effect the transactions contemplated by this Agreement.

6.3 Conditions of Seller’s Obligations to Close. The obligations of Sellers under this Agreement are subject to the satisfaction, or waiver by Sellers, of the conditions set forth below:

(a)          Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement, or in any other document delivered in connection herewith,

shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date (except for representations and warranties made as of a specified date).

(b)          Covenants. Buyer shall have performed and complied with all of its obligations under this Agreement required to be completed prior to Closing.

(c)          No Legal Proceeding. No court Action shall have been instituted or threatened to restrain or prohibit the acquisition by Buyer, or the conveyance by Seller, of the Acquired Assets; and

(d)          Closing Documents. Buyer shall have delivered or caused to be delivered to Seller the documents identified in Section 6.2.

6.4 Conditions of Buyer’s Obligations to Close. The obligations of Buyer under this Agreement are subject to the satisfaction, or waiver by Buyer, of the conditions set forth below:

(a)          Representations and Warranties. The representations and warranties of each Seller set forth in this Agreement, or in any other document delivered in connection herewith, shall be true and correct as of the date hereof and as of the Closing Date as though made on or as of such date (except for representations and warranties made as of a specified date).

(b)          Covenants. Each Seller shall have performed and complied with all of its obligations under this Agreement required to be completed prior to Closing.

(c)          No Legal Proceeding. No court Action shall have been instituted or threatened to restrain or prohibit the acquisition by Buyer, or the conveyance by any Seller, of the Acquired Assets;

(d)          Closing Documents. Each Seller shall have delivered or caused to be delivered to Buyer the documents identified in Section 6.1;

SECTION 7. Indemnification.

7.1 Indemnification by Sellers. Subject to the terms and conditions of this Section 7, the Sellers, jointly and severally, agree to indemnify Buyer and all of its officers, directors, stockholders, employees and agents and their respective successors and assigns, defend and hold each of them harmless from and against, and pay and reimburse any of them for, any and all Damages which any of the foregoing may sustain at any time by reason of (a) any claim by third parties caused by or arising out of the failure of any Seller to perform, discharge or fulfill any Excluded Liabilities; (b) the breach or inaccuracy of or failure to comply with any of the warranties, representations, covenants or agreements of any Seller contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby; (c) any action or claim for the infringement of any patent, trademark, copyright, trade secrets or other intellectual property right of any third party arising from or related to the Acquired Assets or the

Intellectual Property included in the Acquired Assets or (d) the conduct of the Designated Business prior to the Closing Date.

7.2 Indemnification by Buyer. Subject to the terms and conditions of this Section 7, Buyer agrees to indemnify each Seller and its officers, directors, stockholders, members, employees and agents and their respective successors and assigns, defend and hold each of them harmless from and against, and pay and reimburse any of them for, any and all Damages which any of the foregoing may sustain at any time by reason of (a) any claim by third parties caused by or arising out of the failure of Buyer to perform, discharge or fulfill any Assumed Liabilities; (b) the breach or inaccuracy of or failure to comply with any warranties, representations, covenants or agreements of Buyer contained in this Agreement or in any agreement, certificate or document delivered pursuant to or in connection with this Agreement or arising out of the Closing of the transactions contemplated hereby; or (c) the conduct of the Designated Business from and after the Closing Date.

7.3 Procedures for Indemnification. (a) Whenever a claim shall arise for indemnification under this Section 7, the party entitled to indemnification (the “Indemnified Party”), shall notify, in writing, the party from whom indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim. In the event of any such claim for indemnification resulting from or in connection with a claim or Action by a third party; the Indemnifying Party may assume the defense thereof at its sole cost and expense; provided, however, that no settlement of any such claim or Action shall be made without the prior written consent of the Indemnified Party (which consent may not be unreasonably withheld) unless such settlement fully and unconditionally releases the Indemnified Party from all further liability or obligation on the part of the Indemnified Party in connection with such claim or Action, in which case such consent shall not be required. If an Indemnifying Party assumes the defense of any such claim or Action, the Indemnifying Party shall be entitled to select counsel and take all steps necessary in the settlement or defense thereof; provided, however, that the Indemnified Party may, at its own expense, participate in any such Action with the counsel of its choice. Whether or not the Indemnifying Party assumes the defense of any claim or Action, the Indemnified Party shall not compromise or settle such claim or Action without the prior written consent of the Indemnifying Party (which consent may not be unreasonably withheld).

(b)         The Indemnified Party, the Indemnifying Party and their respective legal counsel shall cooperate in the compromise of, or defense against, any claim or Action by a third party; provided that the Indemnified Party shall be entitled to participate in the defense and to employ counsel, at the Indemnified Party’s expense, to assist therein. The Indemnified Party may not settle or compromise any claim over the objection of the Indemnifying Party, except that the Indemnified Party may settle any claim with respect to which it waives its indemnification under this Agreement. If the Indemnifying Party chooses to defend any such claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents or personnel within its control that are reasonably necessary or appropriate for such defense.

7.4 Tax Effect of Indemnification Payments. All indemnity payments made to an Indemnified Party pursuant to this Agreement shall be treated for all Tax purposes as adjusting the Purchase Price and adjusting the amounts allocated in accordance with Section 2.7.

7.5 Adsero Guaranty of Seller’s Indemnification Obligation. Adsero hereby unconditionally guaranties the prompt and full performance of each Seller’s indemnification obligations under Section 7 of this Agreement.

SECTION 8. Survival of Representations; Remedies; Termination.

8.1 Survival of Representations. The representations and warranties contained in this Agreement shall survive the Closing Date for a period of two (2) years; provided, however, that the representations set forth in Section 3.3 (Title to Acquired Assets) shall survive indefinitely and the representations set forth in Section 3.16 (Tax Matters) shall survive for the duration of the applicable statute of limitations (the “Survival Period”). Expiration of the Survival Period shall not affect the rights of any party under Section 7 in respect of (i) any specific claim for Damages made in writing by such a party and received by the other party prior to such expiration and (ii) claims based upon fraud or intentional misrepresentation.

8.2 Remedies. The parties acknowledge and agree that the remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.

8.3 Termination. (a) This Agreement may be terminated at any time prior to Closing as follows:

(i)         by the mutual consent of the parties;

(ii)         by either party, in the event that the Closing does not occur at or before 5:00 p.m. New York time, on July 31, 2006; provided, however, that the right to terminate this Agreement pursuant to this Section 8.3(a)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the transaction to be consummated by such time and date;

(iii)       by Buyer, pursuant to Section 2.2(b)(ii) or if any Seller shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (X) would give rise to the failure of a condition set forth in Section 6.4 (a) or (b), and (Y) is either incapable of being cured by such Seller or, if curable, is not cured within 15 days of receipt from Buyer of written notice thereof; or

(iv)        by Sellers, pursuant to Section 2.2(b)(ii) or if Buyer shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach (X) would give rise to the failure of a condition set forth in Section 6.3 (a) or (b), and (Y) is either incapable of being cured by Buyer or, if curable, is not cured within 15 days of receipt from any Seller written notice thereof.

(b)          In the event of a termination of this Agreement pursuant to Section 8.3(a), this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Sellers or their respective shareholders, officers or directors; provided, however, that nothing herein shall relieve any party for liability for any knowing or willful breach by such party of any of its representations, warranties, covenants or agreements set forth in this

Agreement or in respect of fraud by any party. Notwithstanding the foregoing, the provisions of this Section 8.3(a) and (b), Sections 5.2 and 5.3 hereof shall survive any termination of this Agreement.

SECTION 9. No Broker. Buyer, on the one hand, and Seller, on the other hand, each represents to the other that no broker or finder has been involved with any of the transactions relating to this Agreement.

SECTION 10. Notice. Any notice or other communication required or which may be given hereunder shall be in writing and delivered either personally to the addressee, by certified or registered mail, postage prepaid, by nationally recognized overnight courier service or by facsimile with a copy of the confirmation receipt sent via nationally recognized overnight courier or via certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally or sent by facsimile, or if mailed, five days after the date of mailing, or if sent by overnight courier, on the next business day as follows:

To either Seller:

c/o Adsero Corp.

2101 Nobel Street

Sainte Julie, Quebec, Canada

J3E1Z8

Attention: Yvon Leveille, President

Telecopier: (450) 922-3996

with a copy to:

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attention: Scott Rapfogel, Esq.

Telecopier: (212) 400-6901

To Buyer:

Turbon International, Inc.

2704 Cindel Drive

Cinnaminson, New Jersey 08077

Attention: Al DeLuca, Managing Director

of Finance and Operations

Telecopier: (856) 786-8052

with a copy to:

Pryor Cashman Sherman & Flynn

410 Park Avenue, 10th Floor

New York, NY 10022

Attention: Edward C. Normandin, Esq.

Telecopier: (212) 326-0806

Any party may change its address for receiving notice by written notice given to the others named above in the manner provided above.

SECTION 11. Miscellaneous.

11.1 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, set forth the entire agreement and understanding between the parties and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof, and no party shall be bound by any condition, definition, warranty or representation other than as expressly provided for in this Agreement or as may be on a date on or subsequent to the date hereof duly set forth in writing signed by each party which is to be bound thereby. Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other Exhibit or Schedule.

11.2 Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New York, without giving effect to principles of conflicts of law. Any action or proceeding arising out of or relating to this Agreement shall be adjudicated in a New York State or Federal court sitting in New York County, New York and each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the New York State or Federal courts sitting in New York County, New York in any such action or proceeding.

11.3 Benefit of Parties; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by either party except with the prior written consent of the other party hereto. Nothing herein contained shall confer or is intended to confer on any Person that is not a party to this Agreement any rights under this Agreement.

11.4 Illegality. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

11.5 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in a writing signed by the parties. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to force strict compliance thereafter with every term or condition of this Agreement.

11.6 Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.

11.7 Headings. The headings in the Sections, Schedules and Exhibits of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

[Signature page follows, remainder of page is intentionally blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

Sellers

TECKN-O-LASER GLOBAL COMPANY

By: /s/ Yvon Leveille

Name: Yvon Leveille

Title: President

TECKNOLASER USA, INC.

By: /s/ Tvon Leveille

Name: Yvon Leveille

Title: President

Buyer

TURBON INTERNATIONAL, INC.

By: /s/ Al DeLuca

Name: Al DeLuca

Title: Managing Director

Solely with respect to Sections 5.8 and 7.5 of this Agreement, the undersigned has caused this Agreement to be duly executed on the day and year first above written.

ADSERO CORPORATION

By: /s/ Yvon Leveille

Name: Yvon Leveille

Title: President

Solely with respect to Section 5.8 of this Agreement.

/s/ Yvon Leveille

Yvon Leveille

/s/ Alain Lachambre

Alain Lachambre

EXHIBIT A

(Form of Bill of Sale)

BILL OF SALE AND

ASSUMPTION OF LIABILITIES AGREEMENT

THIS BILL OF SALE AND ASSUMPTION OF LIABILITIES AGREEMENT (the “Bill of Sale”) is made and entered into by and between TECKN-O-LASER GLOBAL COMPANY, a Nova Scotia unlimited liability corporation and TECKNOLASER USA, INC., a Delaware corporation (collectively “Seller”), on the one hand, and TURBON INTERNATIONAL, INC., a Pennsylvania corporation (“Buyer”), on the other hand. All capitalized terms which are used, but not defined, in this Bill of Sale shall have the same meanings as in the Asset Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), by and between Buyer and Seller.

For good and valuable consideration, the receipt and adequacy of which are acknowledged, Seller and Buyer agree as follows:

1.

Seller hereby grants, bargains, sells, conveys and confirms to Buyer all of Seller’s right, title and interest in and to the Acquired Assets free and clear of all Liens other than Permitted Encumbrances.

2.

Any provision of this Bill of Sale to the contrary notwithstanding, Seller is not selling, transferring, assigning, or conveying to Buyer, and Buyer is not acquiring from Seller, any interest in the Excluded Assets.

3.

Seller makes only such representations and warranties as are made in the Purchase Agreement by Seller with respect to the Acquired Assets, including that it has good and marketable title to all of the Assets except as may be set forth in the Schedules to the Purchase Agreement.

4.	Buyer hereby assumes and agrees to timely pay, perform and discharge all of Seller’s liabilities and obligations under or with respect to the Assumed Liabilities.
5.	This Bill of Sale shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws principles.
6.	This Bill of Sale may be executed in counterparts, which together shall constitute one original instrument.

[Signature page follows, remainder of page is intentionally blank]

A-1

IN WITNESS WHEREOF, Seller and Buyer have executed this Bill of Sale and Assumption of Liabilities Agreement effective as of the ___ day of July, 2006.

Sellers

TECKN-O-LASER GLOBAL COMPANY

By: ________________________

Name: Yvon Leveille

Title: President

TECKNOLASER USA, INC.

By: ________________________

Name: Yvon Leveille

Title: President

Buyer

TURBON INTERNATIONAL, INC.

By: ________________________

Name: Al DeLuca

Title: Managing Director

A-2

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF CONTRACTS AGREEMENT (this “Agreement”) is made and entered into this ___ day of July, 2006 by and among TECKN-O-LASER GLOBAL COMPANY, a Nova Scotia unlimited liability corporation and TECKNOLASER USA, INC., a Delaware corporation (collectively “Assignor”), on the one hand, and TURBON INTERNATIONAL, INC., a Pennsylvania corporation (“Assignee”), on the other hand. All capitalized terms which are used, but not defined, in this Assignment shall have the same meanings as in the Asset Purchase Agreement, dated of even date herewith (the “Purchase Agreement”), by and between Assignor, as seller, and Assignee, as buyer.

WITNESSETH:

WHEREAS, pursuant to and on the terms and conditions forth in the Purchase Agreement, all right, title and interest of the Assignor in the Assumed Contracts are to be assigned to the Assignee in exchange for the consideration specified in the Purchase Agreement and the assumption by the Assignee of obligations arising on or after the date hereof under the Assumed Contracts; and

WHEREAS, the execution and delivery of this Assignment for the purpose of effecting such assignment of the Assumed Contracts and such assumption of the contracts listed on Attachment 1 hereto (the “Assumed Contracts”) has been authorized in all respects, as required by law and by the Agreement, by all necessary corporate action of the Assignor and the Assignee.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties agree as follows:

1.             Assignment of Contracts. Pursuant to the aforementioned authorization and the consideration stated in the Purchase Agreement, the Assignor by this instrument does convey, grant, bargain, sell, transfer, set over, assign, release, deliver and confirm unto the Assignee and its successors and assigns all of its right, title and interest in and to the Assumed Contracts. The Assignor hereby makes such warranties, representations, covenants and indemnities with respect to the Assumed Contracts as are set forth in the Purchase Agreement.

2.             Contracts Not Presently Assignable. Notwithstanding the provisions of Section 1 above, the Assignor shall retain all rights to and under all Assumed Contracts that require the consent of any other party thereto for assignment until such time Assignor obtains the required consent. In such case, the Assignor shall act as the agent of the Assignee, so that Assignee may obtain the benefits of such Assumed Contracts. If and only to the extent that Assignor is able to provide such benefits to Assignee, Assignee shall indemnify and reimburse Assignor for all liability and obligation with respect to the unassignable Assumed Contracts. If, subsequent to the Closing, the Assignor obtains the required consents to assign any of the Assumed Contracts retained by the Assignor pursuant to this Section 2, the Assumed Contracts for which consents have been obtained shall, at that time, be deemed to be conveyed, granted, bargained, sold, transferred, setover, assigned, released, delivered and confirmed to the Assignee, pursuant to the terms of this Assignment, without need of further action by the Assignor or of further documentation.

3.          Assumption of Contracts. Except with respect to Assumed Contracts not assignable as of the date hereof pursuant to Section 2 hereof, the Assignee hereby agrees that Assignee shall be liable for and hereby assumes and agrees to pay, perform and discharge all obligations arising under the Assumed Contracts from and after the date hereof. If, subsequent to the Closing, the Assignor obtains the required consents to assign any of the Assumed Contracts retained by the Assignor pursuant to Section 2 hereof, the Assignee shall be liable for and deemed to have assumed and agreed to pay, perform and discharge all obligations arising under such Assumed Contracts from and after the date of assignment, without need of further action by the Assignor or of further documentation.

4.           Power to Collect for Own Account. From and after the date hereof, the Assignee shall have the right and authority to collect, for its own account, all sums accruing or coming due after the Effective Date with respect to the Assumed Contracts and to endorse with the name of the Assignor any checks or drafts received and evidencing such sums. The Assignor agrees that it will transfer or deliver to Assignee from time to time, any cash or other property that the Assignor may receive after the date hereof in respect of any of the Assumed Contracts, including any amounts payable as interest in respect thereof, and which shall have accrued or come due after the Effective Date. Assignee agrees to promptly transfer and deliver any sums due to Assignor for obligations on any assigned account accruing prior to Effective Date.

5.           No Implied Rights in Third Parties. Nothing expressed or implied in this Assignment is intended to confer upon any Person, other than the parties hereto, or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Assignment.

6.          Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of laws principles.

7.          Counterparts. This Agreement may be executed in counterparts, which together shall constitute one original instrument.

[Signature page follows; remainder of page is intentionally blank]

IN WITNESS WHEREOF, and intending to be legally bound hereby, each of Assignor and Assignee has caused this Agreement to be executed and delivered by its duly authorized representative as of the day and year first above written.

Assignor

TECKN-O-LASER GLOBAL COMPANY

By: ________________________

Name:

Title:

TECKNOLASER USA, INC.

By: ________________________

Name:

Title:

Assignee

TURBON INTERNATIONAL, INC.

By: ________________________

Name: Al DeLuca

Title: Managing Director

EXHIBIT C

SUPPLY AGREEMENT

Dated as of July __, 2006

By and between

TURBON INTERNATIONAL, INC

and

TECKN-O-LASER GLOBAL COMPANY

SUPPLY AGREEMENT

This Supply Agreement dated as of July ___, 2006 (the “Agreement”), is by and between TURBON INTERNATIONAL, INC., a corporation organized pursuant to the laws of State of Pennsylvania (“Turbon”) and TECKN-O-LASER GLOBAL COMPANY, a Nova Scotia, Canada unlimited liability corporation (“Purchaser”) (hereinafter Turbon and Purchaser are also referred to collectively as the “Parties” and each individually as a “Party”).

W I T N E S S E T H

WHEREAS, Purchaser and Turbon have determined that it is mutually desirable for Turbon to supply to Purchaser the laser cartridges and other related imaging consumables listed in Appendix 1 attached hereto and made a part hereof (collectively, “Products”);

WHEREAS, Purchaser and Turbon desire to work together to achieve a long-term customer-supplier relationship that is in the best interests of both Parties and furthers the respective strategic goals of the Parties;

WHEREAS, Purchaser, Turbon and certain other parties identified therein have entered into an asset purchase agreement dated June 20, 2006 (the “Purchase Agreement”), providing for the sale and purchase of certain assets of Seller used or useful in the operation of the segment of Seller’s business that sells and distributes laser cartridges and other related imaging consumables to original equipment manufacturers (OEMs), contract manufacturing customers, dealers, resellers, remanufacturers, wholesalers, buying groups, dealer networks and retailers (collectively, “Resellers”);

WHEREAS, the execution of this Agreement by Purchaser was a material inducement to Turbon to enter into the Purchase Agreement;

WHEREAS, the Parties wish to set forth the terms and conditions upon which Turbon shall supply Products to Purchaser.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

Supply of Products and Purchase Orders

SECTION 1.1. Products To Be Supplied. Purchaser hereby agrees to purchase from Turbon and Turbon agrees to sell to Purchaser those Products identified by Purchaser’s purchase orders.

SECTION 1.2. Purchase Orders.

(a)          Notwithstanding the provisions set forth in Section 1.1 above, all purchases by Purchaser under this Agreement shall be pursuant to purchase orders substantially in the form attached hereto as Exhibit A (each a “Purchase Order”) which shall be issued periodically during the term of this Agreement. A Purchase Order shall specify the Products ordered (the “Ordered Products”), the quantities of such Ordered Products, and the requested date (the “Applicable Due Date” which will be no earlier than the quoted lead-time), price per unit, manner of delivery.

(b) Turbon agrees to accept all Purchase Orders for Ordered Products ordered by Purchaser solely in accordance with and on the terms set forth in this Agreement and such other terms and conditions as the Parties shall mutually agree upon.

(c) Turbon shall deliver the Products within the quoted lead-times. All Products sold pursuant to this Agreement will be sold f.o.b. Turbon’s plant, unless otherwise stated in a Purchase Order mutually agreed upon by the Parties.

ARTICLE II

Supply Criteria

SECTION 2.1. General. With regard to the quality of the Products, Turbon agrees to maintain quality standards as per current practice on the Closing Date.

SECTION 2.2. Compliance with Specifications. Products supplied by Turbon under this Agreement shall comply with the specifications (the “Specifications”), as per current practice on the Closing Date (the “Specification Criterion”).

SECTION 2.3. Price Criterion. Turbon shall offer to Purchaser a price for the Products (regardless of whether Purchaser uses such Products for new applications or gives such Products new part numbers) equal to the price list (Appendix 1) for the term of this Agreement; provided, however, the price of any Product will be reviewed periodically by Turbon (including without limitation, upon the request of Purchaser which shall not exceed once per month) to take account of changes in the price of raw materials, design changes and changes in market demand, among other commercially reasonable factors, and the price of any such Product will be adjusted accordingly. Turbon shall ensure that any such new price shall be reasonably competitive as compared to the market for such Product (the “Price Criterion”).

SECTION 2.4. Technology Criterion. With respect to each Product supplied to Purchaser, Turbon shall produce Products based on technology that is at least substantially equivalent to that utitilized in its current practice as of the Closing Date (the “Technology Criterion”). During the term of this Agreement, Turbon agrees to use commercially reasonable efforts to seek advancements in its technology in order to allow Turbon to produce market competitive Products.

SECTION 2.5. Delivery Criterion. Turbon recognizes the critical need to deliver Products on the Applicable Due Dates and acknowledges that time is of the essence in this regard (the “Delivery Criterion”).

SECTION 2.6. Exclusivity. Unless otherwise agreed in writing by Turbon, Purchaser shall exclusively purchase from Turbon its requirements for Products, or substantially similar products, to be sold to its customers (Resellers and otherwise); provided, however, that in the event that Turbon fails to comply in any material respect with Sections 2.2, 2.3, 2.4 or 2.5 above, Purchaser shall so notify Turbon in writing, whereupon Turbon shall have ten (10) days to cure its failure to so comply with Sections 2.2, 2.3, 2.4 or 2.5 above, as applicable, failing which Purchaser may order and purchase the affected Product(s) from third parties until such failure(s) are cured to Purchaser’s reasonable satisfaction. Nothing herein shall restrict Turbon from electing to discontinue the manufacture of any Product (each a “Discontinued Product”). Turbon agrees to provide Purchaser at least sixty (60) days’ advance notice of any discontinuance and, following such discontinuance, Purchaser may purchase the Discontinued Product from third parties.

ARTICLE III

Consideration

SECTION 3.1. Pricing. During the term of this Agreement, Purchaser shall, as consideration for Turbon’s supply of Products hereunder, pay to Turbon, with respect to Products ordered, amounts equal to the prices established in the Price Criterion, except as modified in accordance with Article II herein.

SECTION 3.2. Payment Obligations. Invoices for Purchase Orders shall be submitted to Purchaser upon delivery of the Products ordered therein, and such invoices shall be payable in full by Purchaser within thirty (30) days after receipt thereof. In the event Purchaser does not make payment in full within such period, such unpaid invoice shall bear interest at the rate of 12% per annum (or such lesser rate of interest as required by applicable law) until paid. In addition, Turbon may, among any other remedies it may have at law or equity, stop delivery of Products until such time as Purchaser makes payment in full.

ARTICLE IV

Inspection by Purchaser

Notwithstanding anything herein to the contrary, Purchaser shall have a reasonable time to inspect any Products supplied by Turbon and shall not be required to accept delivery or supply of, nor shall Purchaser be responsible for payment for, any such Products which do not conform to the Specifications or otherwise do not substantially satisfy any other material requirement or condition contained in this Agreement.

ARTICLE V

Warranties; Certain Covenants

SECTION 5. 1. Warranties.

(a) Turbon hereby warrants, for a period of 365 days after shipment to Purchaser, to Purchaser for the benefit of Purchaser and purchasers of Purchaser’s products, (i) that Products supplied pursuant to this Agreement shall in all material respects be (a) in compliance with the Specifications and all other requirements and conditions contained in this Agreement, and (b) warranted to be free of defects in material and workmanship and,(ii) that Turbon will either (a) at its option, repair or replace, within a reasonable period of time, or (b) if Turbon is unable after using its best efforts to effectively perform such repair or replacement within a reasonable amount of time, refund the price of any Products previously paid for that fail to conform with the warranties in this Section 5.1. Turbon agrees to reimburse all reasonable shipping costs incurred by Purchaser in connection with any Products returned to Purchaser or Turbon pursuant to any warranty claim.

(b) Turbon warrants, and shall pass to Purchaser, good and marketable title to the Products supplied by Turbon hereunder, free and clear of all liens, claims, options, charges, security interests, encumbrances and restrictions of any kind.

(c) With respect to each Purchaser product containing Products supplied by Turbon under this Agreement and which are sold by Purchaser to Purchaser’s customers, the warranties under this Section 5.1 shall survive until the expiration of the 12-month period commencing on the date of acceptance of each Purchaser product by Purchaser (the “Acceptance Date”, such date not to exceed ten (10) business days after Purchaser’s receipt of such Products).

SECTION 5.2. Turbon shall comply with all applicable statutes, ordinances, rules, regulations, orders of public authorities or regulatory agencies, or other laws of the United States or Canada, or any state or province thereof, or any other applicable jurisdiction, relating in any manner to the manufacture, transfer, disposal or other disposition of Products supplied by Turbon to Purchaser pursuant to this Agreement. In the event Turbon’s compliance with this Section 5.2 causes Turbon to otherwise be in breach of this Agreement, such event shall be deemed a force majeure event under Section 10.8 below.

SECTION 5.3. The warranties contained in Article V are exclusive and in lieu of all other warranties, express or implied, and Turbon expressly disclaims and excludes any implied warranty of merchantability or implied warranty of fitness for a particular purpose. Turbon’s liability with respect to any breach of warranty in Section 5.1(a) (i) shall be limited as provided in Section 5.1(a) (ii). Turbon shall not be subject to and disclaims liability for all consequential, incidental, punitive and all speculative and contingent damages whatsoever. To the extent of any conflict between the warranties and representations in this Article V and any warranties or representations set forth in any Purchase Order, the warranties and representations set forth in the Purchase Order shall, in respect only of those Products purchased pursuant to that Purchase Order, control and shall supersede the conflicting provisions of this Article V.

SECTION 5.4. Except as otherwise expressly provided herein, Purchaser shall only sell or otherwise transfer Products pursuant to sales contracts, purchase orders, invoices and other terms and conditions including an express written disclaimer of warranties and limitation of liability for damages resulting from defects in the manufacture or design of Products, which disclaimer and limitation shall (i) expressly disclaim implied warranties of merchantability and fitness for a particular purpose, (ii) include Turbon as a beneficiary of the damage limitation, and (iii) otherwise be in a form reasonably acceptable to Turbon.

ARTICLE VI

Confidentiality

During the term of this Agreement, the parties agree to be bound by the confidentiality obligations set forth in that certain Mutual Non-Disclosure Agreement (the “NDA”), dated November 16, 2004, by and between Turbon, Turbon AG and Adsero Corp., the parent entity of Purchaser (“Adsero”), the terms of which are incorporated herein. Such confidentiality obligations shall survive any termination of the NDA.

ARTICLE VII

Assignability

This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser or Turbon without the prior written consent of the other with such consent not to be unreasonably withheld; provided, however, that Turbon may assign this Agreement without the consent of Purchaser (i) to one of Turbon’s wholly-owned subsidiaries, (ii) to an entity that is under common control with Turbon or (iii) in connection with the sale of all or substantially all of the assets of the business line or division of Turbon that manufactures the Products or the sale or transfer of at least fifty-one percent (51%) of the outstanding voting securities of Turbon if such assignee expressly agrees to be bound by the terms and conditions of this Agreement.

ARTICLE VIII

Cooperation

Under reasonable written notice, a Party shall furnish or cause to be furnished to the other Party and its representatives, employees, counsel and accountants access, during normal business hours, to such information (including books and records) and assistance relating to the Products as is necessary for any matter reasonably requested and relating to the purpose and scope of this Agreement; provided, however, that such access does not unreasonably disrupt the normal operations of the furnishing Party; and provided further, that the non-furnishing Party shall pay the reasonable out-of-pocket costs incurred by the furnishing Party furnishing cooperation.

ARTICLE IX

Specific Performance, Term and Termination, Non-Circumvent

SECTION 9.1. Specific Performance. Each of the Parties acknowledges that the rights, benefits and obligations of such Party pursuant to this Agreement are unique and that no adequate remedy exists at law if the other Party shall fail to perform certain of its obligations hereunder, and each Party therefore confirms and agrees that each Party’s right to equitable relief is, in certain circumstances as set forth below, essential to protect the interests of each Party hereto. Accordingly, (i) Purchaser acknowledges and agrees that Turbon shall, in addition to any other remedies which Turbon may have hereunder or at law, have the right to enjoin Purchaser’s breach or threatened breach of Purchaser’s obligations under Sections 2.6 and 6.2, and to compel Purchaser’s specific performance of Purchaser’s obligation to exclusively buy Products, and substantially similar products, from Turbon, and (ii) Turbon acknowledges and agrees that Purchaser shall, in addition to any other remedies which Purchaser may have hereunder or at law, have the right to enjoin Turbon’s breach or threatened breach of Section 6.1. In each instance, the Party against whom equitable relief is sought shall have no right to compel, and hereby covenants and agrees that it shall not seek to compel, the other Party to post a bond in connection with its application for equitable relief.

SECTION 9.2. Term. Subject to the provisions set forth in Section 9.3, this Agreement shall have an initial term of three (3) years commencing on the Closing Date and shall automatically renew for successive one year periods unless either Party delivers notice to the other Party of its intent not to renew this Agreement, which notice shall be delivered at least one hundred eighty (180) days’ prior to the expiration of the initial term or then-current renewal term.

SECTION 9.3. Termination. A Party may terminate this Agreement upon the commencement of a voluntary or involuntary proceeding under any bankruptcy, insolvency, liquidation or similar law or the appointment of a successor, trustee, custodian, sequesttator or similar official with respect to the other Party hereto. Any termination or expiration of this Agreement shall not affect any confidentiality obligation hereunder for periods after termination, which obligations shall continue for the full term thereof, and shall not be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement. Termination by either Party pursuant to this Agreement shall not bar the Party terminating the Agreement from pursuing other legal remedies, including, without limitation, monetary damages for breach of contract.

SECTION 9.4. Non-Circumvent. Adsero covenants and agrees that it shall purchase, and it shall cause each of its subsidiaries to purchase, all of its and their requirements for Products from Turbon pursuant to the terms of this Agreement and not from other parties, except as expressly provided herein.

ARTICLE X

Miscellaneous

SECTION 10.1. Waivers. The failure of either Party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, and the obligation of the other Party with respect to such future performance shall continue in full force and effect.

SECTION 10.2. Amendments; modifications. No amendment or modification to this Agreement or to the Specifications shall be effective or binding on any Party unless set forth in writing and executed by a duly authorized representative of each Party.

SECTION 10.3. Notice. Any notice, request or other communication given hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed an follows:

(a) If to Purchaser:

Teckn-O-Laser Global Company

2101 Nobel Street

Sainte Julie, Quebec, Canada

J3E1Z8

Attention: Yvon Leveille, President

Telecopier: (450) 922-3996

with a copy to:

Gottbetter & Partners LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attention: Scott E. Rapfogel, Esq.

Telecopier: (212) 400-6901

(b) If to Turbon:

Turbon International, Inc.

2704 Cindel Drive

Cinnaminson, New Jersey 08077

Attention: Al DeLuca, Managing Director

of Finance and Operations

Telecopier: (856) 786-8052

with a copy to:

Pryor Cashman Sherman & Flynn LLP

410 Park Avenue

New York, NY 10022

Attention: Edward C. Normandin, Esq.

Telecopier: (212) 326-0806

or at such other address or using such other methods of notice as the Parties may designate, and shall be deemed effective upon the date of transmittal. Notices, requests or communications given by other means shall not be deemed effective until actually received in writing by the addressee.

SECTION 10.4. Entire Agreement. This Agreement including the Schedules and any other Agreement referred to herein contains the entire agreement and understanding between the Parties with respect to the supply of the Products to Purchaser by Turbon. This Agreement supersedes any prior agreements, representations or understandings, both written and oral, between the Parties with respect thereto, including without limitation, the terms and conditions of that certain Strategic Supply Agreement, dated as of June 22, 2005, between Turbon AG, the sole stockholder of Turbon, and Adsero Corp., the beneficial owner of 100% of Purchaser’s capital stock.

SECTION 10.5. Covenant of Further Assurances. The Parties covenant and agree that, subsequent to the execution and delivery of this Agreement and without any additional consideration, each of the Parties shall execute and deliver any further legal instruments and perform such acts which are or may become necessary to effectuate the purposes of this Agreement.

SECTION 10.6. Publicity. Neither Party shall use the other’s name or refer to it directly or indirectly in an advertisement or news release without written approval from such Party for such use or release.

SECTION 10.7. Headings. The headings of the articles and paragraphs used in is Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

SECTION 10.8. Force Majeure. If either of the Parties is impeded in fulfilling its undertakings in accordance with this Agreement by compliance with Section 5.2 above or by acts of God, the impediment shall be considered a Force Majeure and the Party shall be exempted from liability for delays due to such reasons, provided always that it notifies the other Party thereof without undue delay after such a circumstance has occurred. Upon such notification, the Parties shall agree upon a reasonable extension of the delivery time, not to exceed the period of Force Majeure provided for herein. If, after three (3) months following notification of the Force Majeure condition, such condition persists, Purchaser may cancel the Purchase orders affected by the Force Majeure condition.

SECTION 10.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

SECTION 10.10. Governing Law; Jurisdiction. Unless any competent governmental entity or any other applicable laws and regulations require otherwise, this Agreement shall be governed by and construed under the laws of the State of New York, without regard to such State’s principles of conflicts of law. Any action or proceeding arising out of or relating to this Agreement shall be adjudicated in a New York State or Federal court sitting in New York County, New York and each of the Parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the New York State or Federal courts sitting in New York County, New York in any such action or proceeding.

SECTION 10.11. Subcontracting. Turbon may, in its sole discretion, subcontract its obligations hereunder to one or more subcontractors who are under common control with Turbon.

SECTION 10.12. Severability. In the event that any provision of this Agreement is held to be invalid or unenforceable, such holding shall not effect the validity or enforceability of any other provision herein.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

TURBON INTERNATIONAL, INC.

By: _________________________

Name: Al DeLuca

Title: Managing Director

TECKN-O-LASER GLOBAL COMPANY

By _________________________

Name: Yvon Leveille

Title: President

Solely with respect to Section 9.4 of this Agreement, the undersigned has caused this Agreement to be duly executed on the day and year first above written.

ADSERO CORPORATION

By: _________________________

Name: Yvon Leveille

Title: President

EXHIBIT D

TRADEMARK LICENSE AGREEMENT

THIS TRADEMARK LICENSE AGREEMENT (this “Agreement”), dated as of July __, 2006 (the “Effective Date”), is made and entered into by and between Turbon International, Inc., a corporation organized pursuant to the laws of State of Pennsylvania (“Turbon”) and Teckn-O-Laser Global Company, an unlimited liability corporation organized pursuant to the laws of Nova Scotia, Canada (“Licensor”).

W I T N E S S E T H:

WHEREAS, Licensor and Turbon are each engaged in the manufacture of laser cartridges and other related imaging consumables (the “Products”) which each of Licensor and Turbon sells to original equipment manufacturers (OEMs), contract manufacturing customers, dealers, resellers, remanufacturers, wholesalers, buying groups, dealer networks and retailers (collectively, “Resellers”) and, in the case of Licensor only, to end-user customers;

WHEREAS, contemporaneously with the execution of this Agreement, Turbon consummated the purchase of certain assets of Licensor and Tecknolaser USA, Inc. pursuant to an asset purchase agreement dated June 20, 2006 (the “Purchase Agreement”), which assets included, among other things, certain Product inventory and contract rights to supply certain Products to the Resellers identified therein;

WHEREAS, Licensor is the legal and equitable owner of certain common law and registered trademarks and trade names covering its Products as more specifically described and set forth on Exhibit A, attached hereto and incorporated herein (collectively, the “Marks”);

WHEREAS, Licensor desires to grant to Turbon, and Turbon desires to have granted to it, a world-wide, royalty-free, exclusive license to use the Marks in connection with the manufacture, promotion, offer for sale, sale and other commercial exploitation of the Products, subject to the restrictions contained herein; and

WHEREAS, the execution of this Agreement by Licensor was a material inducement to Turbon to enter into the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree as follows:

1.             Definitions. When used elsewhere in this Agreement, the capitalized terms defined in the recitals above shall have the corresponding meanings, and the following capitalized terms shall have the following corresponding meanings:

(a)           “Branded Products” shall mean Products the promotion and sale of which would, but for the License, infringe the Marks.

(b)	“Competing Products” shall have the meaning set forth in subsection 4(d) below.

(c)           “License” shall mean the license granted by Licensor to Turbon pursuant to Section 3 below.

(d)	“Materials” shall have the meaning set forth in Section 4(c).

2.             Term. The term of this Agreement (“Term”) shall be the period commencing on the Effective Date and, unless earlier terminated in accordance with Section 12 below, shall terminate on the fifth anniversary of the Effective Date.

3.             Trademark License. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Turbon an exclusive, world-wide, royalty-fee, fully paid, irrevocable, sublicenseable (subject to approval of Licensor not to be unreasonably withheld or delayed) license to manufacture, have manufactured, market, distribute, sell and export the Products bearing one or more of the Marks (the “License”).

4.	Products and Quality Control Matters.

(a)           Initial Product Line. Initially, the Branded Products approved by Licensor for manufacture, distribution, sale or export by Turbon hereunder shall include those Products listed on Exhibit B.

(b)           New Products. In addition to the Branded Products identified on Exhibit B, the parties shall continue to identify additional future product offerings, whether related or unrelated to the then-current product line. Upon the mutual agreement of the parties, Exhibit B shall be amended to include such additional products, whereupon such additional products shall be deemed “Branded Products” and shall be included in the scope of the License granted hereunder.

(c)           Advertising and Promotional Materials. All advertising, promotional materials and catalogs that include or refer to any of the Marks, and all labeling, packaging, display and point-of-sale materials for Products that include the Marks (collectively, the “Materials”), shall be subject to Licensor’s prior approval, which approval shall not be unreasonably withheld or delayed. Turbon shall submit to Licensor samples of all proposed copy and layouts of such Materials. If Licensor does not notify Turbon in writing of Licensor’s disapproval of any Materials within ten (10) days of its receipt thereof, such Materials shall be deemed to have been approved by Licensor.

(d)           Related Products. During the Term of this Agreement, Licensor covenants and agrees that neither Licensor nor any affiliate of Licensor shall license any third party to use the Marks (or any mark, brand or designation that is confusingly similar to the Marks) in connection with the commercial exploitation of any third-party products that may reasonably be deemed to compete with the Products (each a “Competing Product” and collectively “Competing Products”).

(e)           Product Quality in General. The Branded Products shall at all times be of a quality consistent with the goodwill, image and reputation of the Marks, and shall be manufactured, provided and sold with materials, workmanship, designs, styling and sales promotion commensurate with the goodwill, image and reputation attributable to the Marks.

(f)           Reseller Limitation. Unless otherwise approved in writing by Licensor, which approval shall not be unreasonably withheld, Turbon shall only offer for sale and sell Products bearing the Marks to the Resellers identified on Schedule 1 hereto (as amended from time to time upon the mutual consent of the parties).

5.            Consideration. Turbon shall not have any obligation to pay any royalty fee or payment to Licensor in connection with the License granted hereunder.

6.	Marks and Related Rights.

(a)           Ownership of Marks. Turbon acknowledges that Licensor is and shall remain the owner of all right, title, and interest in and to each of the Marks, and is also the owner of all goodwill associated with the Marks in connection with the business and goods in relation to which the Marks are to be used. Sales by Turbon of Branded Products hereunder shall be deemed to have been made by and for the benefit of Licensor for the purpose of trademark registration, and all goodwill generated by such sales shall inure exclusively to the benefit of Licensor.

(b)           Trademark and Service Mark Applications and Maintenance. Licensor shall file and prosecute trademark or service mark applications for the Marks. Turbon shall cooperate with Licensor, at Licensor’s expense, in connection with any such filings. Turbon shall, without charge to Licensor, do all things and execute all instruments, documents and certificates that may at any time be necessary or desirable to protect the Marks and the validity of the registrations therefor and to ensure Licensor’s title thereto. Licensor shall, without charge to Turbon, timely maintain any registrations covering the Marks. At least ninety (90) days prior to any filing deadlines, Licensor shall provide (and cause its trademark counsel to provide to) Turbon with copies of all documents related to the prosecution and maintenance of any such applications or registrations. Should Licensor fail to prosecute or maintain any such applications or registrations at least ninety (90) days prior to any filing deadlines, Licensor hereby designates and appoints Turbon as its agent and attorney-in-fact to act for and on its behalf and stead to do all lawfully permitted acts to further the prosecution or maintenance of any registrations or applications covering the Marks with the same legal force and effect as if executed by Licensor. Licensor expressly acknowledges and agrees that the foregoing power of attorney is coupled with an interest and is therefore irrevocable. Licensor shall reimburse Turbon for any reasonable expenses, including attorneys’ fees, incurred by Turbon in connection therewith.

(c)           Compliance with Local Trademark Laws. Turbon shall use the Marks in accordance with the applicable legal requirements in each jurisdiction in which it manufactures, has manufactured, markets, distributes, sells or exports the Products, and to use such markings in connection therewith as may be reasonably required by Licensor or be required by such jurisdiction’s pertinent legal provisions.

(d)           No Challenges. Turbon shall not challenge the validity or ownership of any of the Marks or any application for registration thereof, or any trademark or service mark registrations issued or issuing with respect thereto.

7.	Infringement by Third Parties.

(a)           Notice of Infringements. Either party shall inform, and shall require its employees to inform, the other party promptly in writing of any alleged infringement of the Marks by any third party and of any available evidence thereof.

(b)           Turbon’s Right to Pursue Infringements. Turbon shall have the right, but shall not be obligated, to prosecute at its own expense all infringements of the Marks by third parties using marks that are likely to be confused with the Marks as applied to the Products. In furtherance of such right, Licensor acknowledges that Turbon may include Licensor as a party plaintiff in any such suit. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into by Turbon without the consent of Licensor, which consent shall not be unreasonably withheld. Turbon shall indemnify Licensor from and against any damages, expenses (including attorneys’ fees) or costs that may be made against Turbon in such proceedings.

(c)           Licensor’s Right to Pursue Infringements. If within ninety (90) days after having been notified of an alleged infringement, the alleged infringer has not ceased and desisted from the infringing activities and Turbon has not brought and is not diligently prosecuting an infringement action, or if Turbon shall notify Licensor at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Licensor shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Marks, and Licensor may, for such purposes, include the name of Turbon as a party plaintiff. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into by Licensor without the consent of Turbon, which consent shall not be unreasonably withheld. Licensor shall indemnify Turbon from and against any damages, expenses (including attorneys’ fees) or costs that may be made against Licensor in such proceedings.

(d)           Allocation of Recoveries. In the event either Licensor or Turbon shall undertake the enforcement or defense of the Marks by litigation, any recovery of damages by the party undertaking such enforcement or defense shall be applied first to reimburse the parties for their respective expenses and reasonable attorneys’ fees incurred in connection with such suit, and the balance remaining from any such recovery shall be retained by the party undertaking such enforcement or defense.

(e)           Declaratory Judgment Actions. In the event a declaratory judgment action shall be brought by any third party against Turbon alleging invalidity of any of the Marks, then in such event Licensor, at its option, shall have the right, within thirty (30) days after commencement of such declaratory judgment action, to intervene and take over the sole defense of such portion of the action at its own expense; provided, however, that Licensor’s assumption of such portion of the action shall not affect the allocation of recoveries set forth in subsection 7(d).

(f)           Cooperation in Actions. In any infringement or misappropriation action that either party may institute to enforce the Marks pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens and the like.

8.            Representations and Warranties of Licensor. Licensor represents and warrants to Turbon as follows:

(a)           Ownership of Trademarks. Licensor owns the Marks free and clear of all liens, encumbrances or claims of third parties. No royalties or fees are payable to other persons for Turbon’s use of the Marks as contemplated by this Agreement. Except as previously disclosed to Turbon by Licensor, no other person, firm or corporation has the right to use any of the Marks or any trademark, service mark, trade name or other designation which, when applied to the goods or services of such third party, would be likely to cause confusion with one or more of the Marks, as applied to the Products. The marks are valid, subsisting and in full force and effect.

(b)           No Known Infringement. There is no pending or, to the knowledge of Licensor, threatened claim or litigation against Licensor (nor, to the knowledge of Licensor, does there exist any basis therefor) contesting Licensor’s ownership of the Marks.

(c)           Authority to License. Licensor has all requisite power and authority to grant the License to Turbon pursuant to this Agreement, and such License grant does not violate any other agreement to which Licensor or by which it is bound.

9.	Government Clearance and Export Matters.

(a)           Government Clearance. Turbon shall obtain any required governmental consents, approvals or clearances (including, without limitation, export and import licenses) required to make, have made, use, market, sell, export or distribute the Products. Licensor shall cooperate with and assist Turbon in any reasonable manner, at Turbon’s expense, in applying for, obtaining or maintaining any such consents, approvals or clearances.

(b)           Limitations on Export. This Agreement and the License granted herein shall be subject to all of the statutes and regulations of the United States controlling or relating to the export of products and other commodities.

10.          Confidentiality. Each of the parties hereto agrees that it will treat as confidential any and all information received from the other in connection with the negotiation, execution and performance of this Agreement.

11.	Indemnifications.

(a)           Indemnification of Licensor. Turbon shall indemnify and hold harmless Licensor, and hereby indemnifies and holds harmless Licensor, from and against all damages, claims, losses, expenses, costs, obligations and liabilities, including, without limitation, liabilities for attorneys’ fees (such items being hereinafter collectively referred to as “Loss and Expense”) suffered or incurred by Licensor directly or indirectly as a result of (i) any breach of any representation or warranty made by Turbon under this Agreement, or (ii) any failure by Turbon to perform or fulfill any of its covenants or agreements set forth in this Agreement or any agreement executed in connection herewith.

(b)           Indemnification of Turbon. Licensor shall indemnify and hold harmless Turbon, and hereby indemnifies and holds harmless Turbon, from and against any and all Loss and Expense suffered or incurred by Turbon directly or indirectly as a result of (i) any breach of any representation or warranty made by Licensor under this Agreement; (ii) any failure by Licensor to perform or fulfill any of its covenants or agreements set forth in this Agreement or any agreement executed in connection herewith; or (iii) any claim that the Marks violate the intellectual property rights of any third parties.

(c)           Notice of Claims. If Licensor or Turbon believes that it has suffered or incurred any Loss and Expense, such party shall notify the other promptly in writing describing such Loss and Expense, the amount thereof, if known, and the method of computation of Loss and Expense, all within reasonable particularity and containing references to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred. If any action at law or suit in equity is instituted by any third party with respect to which either party hereto intends to claim liability or expense as Loss and Expense under this Section 11, such party shall promptly notify the indemnifying party of such action or suit.

(d)           Third-Party Actions. If any action at law or suit in equity is instituted by a third party with respect to which an indemnified party hereunder intends to claim indemnity for any Loss or Expense under this Agreement, the indemnified party shall promptly notify the indemnifying party of such action or suit. The indemnifying party shall have the right to conduct and control, through counsel of its own choosing, any such third-party claim, action or suit, but the indemnified party may, at its election, participate in the defense of any such claim, action or suit at its sole cost and expense; provided, however, that if the indemnifying party shall fail to defend any such third-party claim, action or suit, then the indemnified party may defend, through counsel of its own choosing, such claim, action or suit and (so long as it gives the indemnifying party at least fifteen (15) days written notice of the terms of the proposed settlement thereof and permits the indemnifying party then to undertake the defense thereof) to settle such claim, action or suit, and to recover from the indemnifying party the amount of such settlement or of any judgment and the costs and expenses of such defense, including reasonable attorneys’ fees.

12.	Default and Termination.

(a)           Events of Default. Either of the parties hereto shall be deemed in default under this Agreement if either party commits a material breach of any covenant, representation or warranty in this Agreement, which breach is not cured within the time period described in subsection 12(b).

(b)           Notice and Opportunity to Cure. Notwithstanding any provision contained herein to the contrary, the nonbreaching party shall give the breaching party written notice specifying with reasonable particularity the nature of the breach and the provisions of this Agreement affected thereby. The nonbreaching party may, if the breach is not cured by the breaching party within thirty (30) days of such notice declare the breaching party in default of its obligations under this Agreement (an “Uncured Breach”) and forthwith terminate this Agreement.

(c)           Uncured Breach Not to Affect Accrued Obligations. An Uncured Breach of this Agreement shall not affect any payment or performance obligation accruing or arising prior to the Uncured Breach, including, without limitation, any performance obligation by either party under this Agreement. In the event of an Uncured Breach, the non-breaching party may pursue any remedies that may be available to it in law or in equity.

13.	Miscellaneous.

(a)           Entire Agreement. This Agreement, together with the Exhibits attached hereto, which are incorporated by reference, constitute the entire Trademark License Agreement between the parties and supersede and cancel any and all prior agreements, written or oral, between them relating to the subject matter, and may not be amended except in a writing signed by both of the parties hereto.

(b)           Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Licensor or Turbon without the prior written consent of the other with such consent not to be unreasonably withheld; provided, however, that Turbon may assign this Agreement without the consent of Licensor (i) to one of Turbon’s wholly-owned subsidiaries, (ii) to an entity that is under common control with Turbon or (iii) in connection with the sale of all or substantially all of the assets of the business line or division of Turbon that manufactures the Products or the sale or transfer of at least fifty-one percent (51%) of the outstanding voting securities of Turbon if such assignee expressly agrees to be bound by the terms and conditions of this Agreement..

(c)           Notices. Any notice, request or other communication given hereunder shall be in writing (including wire, telefax or similar writing) and shall be sent, delivered or mailed, addressed, or telefaxed an follows:

If to Licensor:

Teckn-O-Laser Global Company

2101 Nobel Street

Sainte Julie, Quebec, Canada

J3E1Z8

Attention: Yvon Leveille, President

Telecopier: (450) 922-3996

with a copy to:

Gottbetter & Partners LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Attention: Scott E. Rapfogel, Esq.

Telecopier: (212) 400-6901

If to Turbon:

Turbon International, Inc.

2704 Cindel Drive

Cinnaminson, New Jersey 08077

Attention: Al DeLuca, Managing Director

of Finance and Operations

Telecopier: (856) 786-8052

with a copy to:

Pryor Cashman Sherman & Flynn LLP

410 Park Avenue

New York, NY 10022

Attention: Edward C. Normandin, Esq.

Telecopier: (212) 326-0806

Either party may change its address for purposes of notice pursuant to the Agreement by notifying the other party of such change of address in the manner set forth above.

(d)           Law Governing. Unless any competent governmental entity or any other applicable laws and regulations require otherwise, this Agreement shall be governed by and construed under the laws of the State of New York, without regard to such State’s principles of conflicts of law.

(e)           Jurisdiction. Any action or proceeding arising out of or relating to this Agreement shall be adjudicated in a New York State or Federal court sitting in New York County, New York and each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the New York State or Federal courts sitting in New York County, New York in any such action or proceeding.

(f)            Waiver of Provisions. The failure of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right hereunder, shall not be construed as a waiver or relinquishment of the future performance of any such term, covenant or condition or the future exercise of such right, and the obligation of the other party with respect to such future performance shall continue in full force and effect.

(g)           Captions. The captions of Sections and subsections of this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

(h)           Severability. In the event that any provision of this Agreement is held to be invalid, invalid or unenforceable, such holding shall not effect the validity or enforceability of any other provision herein. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i)            Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(j)            Publicity. Neither party shall use the other’s name or refer to it directly or indirectly in an advertisement, news release or release without written approval from such party for such use or release.

(k)           Survival. The License shall continue through the entire Term of this Agreement. The provisions of Sections 6, 8, 10 and 11 shall survive any termination of the License.

(l)            Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

TURBON INTERNATIONAL, INC.

By: _________________________

Name: Al DeLuca

Title: Managing Director

TECKN-O-LASER GLOBAL COMPANY

By _________________________

Name: Yvon Leveille

Title: President